Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lori Steiner
614-356-5524
lsteiner@dominionhomes.com

Dominion Homes Appoints Betty Montgomery

To the Board of Directors

DUBLIN, Ohio, Feb. 12, 2007 – Dominion Homes today announced the appointment of Betty D. Montgomery to the Company’s Board of Directors. She fills the vacancy created with the passing in December 2006 of Company Founder Donald A. Borror.

Montgomery, former Auditor of State of Ohio, will serve as a Class II director until the 2008 Annual Meeting of Shareholders. Her appointment increases the number of independent directors serving on the Company’s Board to six, which is 75% of the board membership.

“We are very fortunate to have Betty Montgomery serve on our board,” said Douglas G. Borror, Chairman of the Board of Directors and CEO of Dominion Homes, Inc. “Betty’s experience and involvement in state government will provide us with invaluable insight on many levels.”

Mongomery has dedicated herself to public service. Prior to serving as Auditor of State, she was elected Attorney General of Ohio, the first woman to hold this office in the state. She also was an Ohio State Senator championing legal and environmental issues, and a Wood County Prosecutor. She earned a Bachelor of Arts degree from Bowling State University and a Juris Doctorate from the University of Toledo College of Law.

“I am honored by this appointment and respectful of Don Borror’s legacy at Dominion Homes,” said Montgomery. “As a member of the board I will try to carry on his commitment, and the Company’s commitment, to this community.”

Dominion Homes builds a variety of new homes and condos in Columbus, Ohio, and Louisville and Lexington, Kentucky, which are differentiated by size, price, included features and available options. The Company’s community development and home building philosophy focuses on providing its customers with unsurpassed location, quality construction, brand name materials, and customer service. Additional information about the Company and its new homes is located on its website, www.dominionhomes.com. Dominion. It’s your home.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, and in its Quarterly Report on Form 10-Q for the period ended September 30, 2006. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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